Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 02:36 PM 11/07/2022 FILED 02:36 PM 11/07/2022 SR 20223957595 - File Number 4162736	STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
PETROCORP INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The Board of Directors and the majority of the holders of the outstanding (i) 6% Convertible Series A Preferred Stock and (ii) common stock of the Corporation adopted resolutions in lieu of a meeting pursuant to the General Corporation Law of the State of Delaware on November 1, 2022 setting forth the proposed amendments to the Amended and Restated Certificate of Incorporation as follows:

Article Fourth, B, Section 3(a) of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“3. Voting Rights.

“(a) Except as otherwise provided in this Amended and Restated Certificate (the “Certificate of Incorporation”) of the Corporation, as expressly required by law or as provided herein, each holder of Series A Preferred Stock shall entitle the holder thereof to 174.61 votes for each share of Series A Preferred Stock, as of the record date for the determination of stockholders entitled to vote and to notice of any stockholders’ meeting in accordance with the By-laws.”

Article Fourth, B, Section 4(a) of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“4. Conversion.

“(a) The holder of any shares of Series A Preferred Stock shall have the right, at such holder’s option, at any time or from time to time, to convert such shares into Common Stock, at a conversion rate (the “Conversion Rate”) equal to 174.61 shares of common stock for each share of Series A Preferred Stock.”

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 1th day of November, 2022.

By:	/s/ Doron Yom │ Tov
Name:	Doron Yom │ Tov
Title:	Chairman of the Board